Exhibit 99.1

Sally Beauty Holdings, Inc. Announces the Appointment of David W. Gibbs to the Board of Directors

DENTON, Texas—(BUSINESS WIRE)—March 3, 2016— Sally Beauty Holdings, Inc. (NYSE: SBH) today announced that David W. Gibbs, Chief Executive Officer of Pizza Hut, has been elected to Sally Beauty Holdings Board of Directors and appointed as a member of the Audit Committee of the Board of Directors.  Gibbs brings more than twenty years of experience in finance, corporate strategy, real estate development and e-commerce.

“I am very pleased to welcome David to the Board,” stated Bob McMaster, Sally Beauty Holdings Chairman.  “He brings a wealth of experience, especially in consumer goods and in building a global business.  His strong finance and strategy background will augment our Board’s breadth of talent and experience.   I am confident that David will make a positive contribution and will be a great asset as SBH continues to grow worldwide.”

“I am honored to serve on the board of Sally Beauty Holdings,” Gibbs said. “I look forward to working with the Board and with the company’s outstanding management team to help shape the strategy and continued growth of this winning company.”

Mr. Gibbs, age 52, is the Chief Executive Officer of Pizza Hut, a division of Yum! Brands and one of the world’s largest global casual dining chains, a position he has held since 2015.  In this capacity, Mr. Gibbs is responsible for overseeing the Pizza Hut organization, including the development of a global growth strategy for the company.  Mr. Gibbs joined the restaurant division of Pepsico in 1989, which later became part of Yum! Brands, and has served in a variety of executive roles with Yum! Brands, including Chief Strategy Officer and Chief Financial Officer of Yum! Restaurants International.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through approximately 5,000 stores, including approximately 175 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

CONTACT: Sally Beauty Holdings, Inc. Investor Relations

Karen Fugate, 940-297-3877